Exhibit 99.1

Conference Call Transcript

GNCI — Q4 2004 GNC Corporation Earnings Conference Call
Event Date/Time: Mar. 04. 2005 / 11:00AM ET
Event Duration: N/A

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CORPORATE PARTICIPANTS

Robert DiNicola
GNC Corporation — Chairman & Interim CEO

Patrick Fitzgerald
GNC Corporation — Director of IR

Curt Larrimer
GNC Corporation — CFO

CONFERENCE CALL PARTICIPANTS

Gary Giblen
C.L. King & Assoc. — Analyst

Carla Casella
JPMorgan — Analyst

Vincent Larra

Analyst

Matthew Arnaz
Goldman Sachs — Analyst

Susan Jansen
Lehman Brothers — Analyst

Shelly Hambrecht
C.L. King & Assoc. — Analyst

Adam Moss
US Trust — Analyst

Shannon Ward
AIG — Analyst

     PRESENTATION

Operator

     Good morning, ladies and gentlemen, and welcome to GNC 2004 year-end investor conference call. At the time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note this conference is being recorded. I would now like to turn the call over to Mr. Robert DiNicola, Chairman and Interim CEO. You may begin, sir.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Thank you, Marcella. Good morning, everyone, and thanks for joining us today. I’m here with Curt Larrimer, our CFO, and Dave Heilman, who you all know.

Before we begin the meeting, I’m going to ask Patrick Fitzgerald, our Head of IR, to read through the necessary disclaimer. So Patrick, why don’t you go ahead and do that?

     Patrick Fitzgerald — GNC Corporation — Director of IR

     Thanks, Bob. This conference call includes forward-looking statements, which include information concerning our future results, trends, and other information that is not historical. All forward-looking statements included on this call are based on information available to us on the date of this call, current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this call. For a list of important factors that could cause our actual results to differ materially from the forward-looking statements in this call, please refer to our public filings with the Securities and Exchange Commission. I’ll now turn the call back over to Bob.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Thanks, Patrick. The agenda for today’s meeting is basically threefold. First, Curt is going to brief everyone on the financials for ‘04, detailing the statistical performance of the Company for last year. Then, we’re going to discuss ‘05, the performance and the repositioning of the Company for this year and beyond. And then lastly, we’re going to take your questions. So why don’t we start off with Curt and he’s going to talk about the numbers for ‘04. Curt?

     Curt Larrimer — GNC Corporation — CFO

     Thank you, Bob. Good morning. Before I begin to talk about the fourth-quarter and year-end results, I would like to discuss the two issues that we mentioned in our press release that are not included in our current financial results. Number one, the Company’s accounting for leases and number two, the transfer of our franchise rights in Australia.

As you know, the Company leases all of its corporate store locations. Recently, many companies in the retail and restaurant industries have been reviewing their accounting for leases including conforming the term used for calculating the straight-lining of rent expense with the useful life used for calculating depreciation expense on leasehold improvements. The Company will change its accounting for leases and is having ongoing discussions concerning these accounting practices with its external auditors and its audit committee, and has not yet made a final determination of the amount of any corrections. The Company expects to complete its review of lease accounting matters prior to filing its Form 10-K, which is due by March 31st, 2005. However, the Company does not expect that any changes to the preliminary unaudited results when lease accounting matters are resolved, will be material to the financial position or results of operation. Cash flow will not be impacted at all by any of these changes. We believe the cumulative non-cash impact will be between $0.5 million and $3 million and such impact is not included in the following discussion.

Second, in Australia, the Company also recently agreed to transfer the GNC Australian franchise rights to Global Active Limited, an organization that already owns and operates GNC franchise locations in the Asia-Pacific region. The Company expects to receive proceeds of 4.375 million related to this transaction, a portion of which may be recognized as a subsequent event in the fourth quarter of 2004 with the remainder recognized in 2005. The agreement was actually signed late last night and that’s why it’s not included in these financial results.

I will now review the actual financial results of the fourth quarter and year ended December 31st, 2004. Consolidated results were as follows — consolidated revenue was 301.3 million, a decrease of 42.4 million or 12.3 percent from the fourth quarter of 2003. For the year, consolidated revenue decreased by 84.8 million or 5.9 percent to 1 billion and 0.345 million (ph). The decrease for the quarter and year were largely due to the decline of sales of diet products and the closing of a net 171 company-owned and franchised domestic retail locations. Consolidated gross profit margin for the quarter was 32.3 percent, an improvement of 225 basis points over the fourth quarter of 2003. Our gross profit margin is calculated after the cost of product, warehousing, distribution, and occupancy expenses.

For the year, gross margin was 33.5 percent, a 334 basis point increase ever 2003. These increases for the quarter and year were the result of improved margins at retail as the mix of sales changed from lower-margin diet products to higher margin VMHS products; the improved management of inventory, which resulted in lower cost of expiring products; lower occupancy costs; and improved manufacturing efficiencies at our plant in South Carolina.

Consolidated operating income was 12.3 million in the fourth quarter of 2004 compared to 8.6 million in the prior year. For the year, operating income was 101.1 million for 2004 compared to a loss of 634.9 million in 2003. Included in the 2003 number was a non-cash impairment charge to goodwill and intangible assets of 709.4 million on a pre-tax basis.

Consolidated EBITDA was 22.8 million for the fourth quarter of 2004 compared to 22.4 million for the fourth quarter of 2003. For the year, consolidated EBITDA was 139.6 million compared to a loss of 573.5 million in 2003. Again, the 2003 numbers include a non-cash impairment charge of 709.4 million.

Now I’ll talk a little bit about each segment. The retail segment, which represents approximately 74 percent of our revenue. Revenue in our retail segment decreased 26.4 million or 10.5 percent to 225.8 million for the quarter and 57.7 million or 5.4 percent to 1 billion for the full year 2004. The decrease in revenue was primarily the result of significantly lower sales in the diet category and a reduced store base. Sales in the diet category in our domestic Company stores decreased 22.1 million for the quarter and 72.6 million for all of 2004. As a result, comparable store sales decreased 9.7 percent for the quarter and 4.1 for all of 2004. Our domestic store base was 2,507 stores at year-end, a reduction of 106 stores or 4.1 percent of our store base.

For the quarter, product margins at retail improved over the fourth quarter of 2003 as our mix of sales towards higher margin GNC brand products increased from 44.8 percent in 2003 to 49 percent in 2004. For the year, our GNC brand products represented 46.3 percent of revenue compared to 42.3 in 2003. Retail operating income was 21.6 million and 108.5 million for the fourth quarter and full year 2004, a 10.8 and 26.6 percent increase over the same periods in 2003. This was achieved by improved margins and lower occupancy costs and the closing of unprofitable stores.

Domestically, for the quarter, we opened 11 new Company stores; we reacquired 22 stores from our franchisees; and we closed 24 stores. In Canada, we opened one store for the quarter. At December 31, we had 2,507 domestic Company-owned locations and 135 Company-owned stores operating in Canada.

Now the franchise segment, which represents about 17 percent of consolidated revenue. For the quarter, revenue in our franchise segment decreased by 13.2 million or 23.3 percent from the prior year to 45.9 million. This decrease was due to comparable store sales declines of 10.6 at our domestic franchise stores, driven by our franchise locations experiencing the same negative trends in the diet categories as our Company-owned and locations. Our revenue in franchising is generated primarily through wholesale sales to our franchisees and royalties collected on the franchise retail sales.

For the year, revenue in our franchise segment decreased 29 million or 11.4 percent to 226.5 million. Domestically for the quarter, we closed or reacquired 31 franchise stores. Internationally, we opened 21 stores and closed two. For the year, we opened 115 new international franchise locations and closed 23. At December 31, 2004, we had 1,290 domestic franchise locations and 746 international stores operating in 38 foreign markets.

Our third segment is our manufacturing and wholesale segment, and that represents approximately 9 percent of our revenue. For the quarter, revenue in our manufacturing wholesale segment decreased by 2.8 million or 8.6 percent from 29.6 million. This decrease was due to lower sales to third parties at our South Carolina manufacturing facilities and Drugstore.com, offset by an increase in revenue from our partnership with Rite Aid. For the year, revenue in our manufacturing wholesale segment increased by 1.9 million or 1.7 percent to 116.4 million. For the quarter, we opened four and closed two Rite Aid store-within-a-store locations. At December 31st, we had 1,027 Rite Aid store-within-a-store locations open in the United States. Our contract with Rite Aid requires 258 additional openings by the end of 2006.

As of December 31st, 2004, we had a total of 5,705 open locations — 3,797 freestanding locations in the United States, 1,027 Rite Aid store-within-a-store locations and 881 international stores.

A couple things of things on the balance sheet — our capital expenditures for the quarter were 10.4 million. For the year, capital expenditures were 28.3 million compared to 32.8 million in 2003.

We ended the year in cash on the balance sheet at 85.2 million and cash provided by operating activities was 83.5 million for the full year. This was slightly less than our previous announced guidance as we used cash to prepay for insurance, reducing future finance fees and because of the difference in timing of our inventory payments. Back to you, Bob.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Thanks, Curt. That’s ‘04. Now let’s talk a little bit about ‘05 and the future. As you know, in early December, I was asked by the Board to assume the responsibilities of Chairman and Interim CEO for the Company. Back then, it was clear that we were struggling through a period of significantly diminished sales without a clear game plan with regard to the future strategy of the Company post the low-carb and diet bubble.

As you know, we along with most others in the business had enjoyed for a reasonably long time the run of good volume that comes along with things like ephedra, diet, and then low-carb. But unfortunately, as these trends have faded away, we here at GNC sense that we had suffered in performance perhaps a little more severely than some others — some of the others in our competitive venues suffered.

And I think part of the reason for that is that GNC has over the years endured numerous distractions, like ownership changes, deals, and other types of short-term disruptions. Consequently, GNC has struggled perhaps a little more than others because of a lack of an ability to focus on the core element of the business itself, namely the retail operations, which as Curt mentioned, represent a mere 75 percent of our business. More specifically, here at GNC, the fundamental retailing principles of key classifications, key items, impactful marketing and strong store line execution have been I would say somewhat neglected over the past several years. Couple that with a cumbersome internal bureaucratic process, which makes it difficult to conduct business with our suppliers in a timely and orderly fashion. And what we’ve got is a scenario for low productivity across the board. And so the net result has been a more disappointing performance here at GNC perhaps than many of our other peers have experienced during this same time span.

To make matters a little worse, I think the overall operating strategy of the Company has not adapted to the new realities of the marketplace, namely the fact that there’s more competition out there. And as you all well know, over the past five years or so, we have seen the significant growth of many new competitors in this arena — people like Vitamin Shoppe and Vitamin World — great competitors — Wal-Mart, Costco, Whole Foods. Of course everybody on the Internet, and that’s just to name a few of the new players who have arrived on the seen. So, therefore, the old mentality of the past of simply just raising the price points and the gross margins in order to overcome sales shortfalls can no longer exist. And today, the customer is just too smart for that, and furthermore, the customer has too many other choices out there to pick from. And frankly, because of this floored margin strategy of the past, unfortunately, we are currently perceived as overpriced and undervalued by the average consumer. Obviously, this all must change for both the short and long-term health and viability of the brand.

Thus, beginning on January 1st of this year, a new approach to our business was launched, and simply put, every effort is now being made to recapture the lost market share and to operate the overall business in a more orderly, competitive and predictable fashion. No longer are we just counting on the next fad or bubble to carry us through the day. We are rebuilding and repositioning the Company to once again assume its leadership position on the retail side of the business. There’s no fancy footwork. There’s no magic bullets. It’s just simple, basic blocking and tackling that every successful retailer has employed time immemoriam (ph). And basically, you’ll know what I’m referring to because it’s what we discussed at the beginning of the year during our mini road show. And I said it then, I’ll say it again now, ‘05 is going to be truly a rebuilding year.

To start with, we’ve developed realistic expectations. We’ve reduced our gross margins to competitive levels and we have aggressively attacked our cost structure wherever appropriate. Our goal is to become competitive once again. This doesn’t mean that we will be the lowest price in town across the board in every single item. But what it does mean is that we will be competitively priced on those most highly recognizable items that the customers want the most. And we want to work with our vendor structure in a positive and constructive manner so that we can have a true partnership with our suppliers as we grow our business profitably together.

At the same time, this focus on retailing 101 requires us to revisit key items, depth of ownership by store, rates of sale, store signing, marketing of key events, developing new media opportunities, designed to both sell product while enhancing the brand, store staffing, product knowledge, and selling skills of the store associates. And now, with a more realistic and competitive gross margin in place, we are required to look at the expense structures within the Company. No longer can inflated gross margin be allowed to hide the sins of an inefficient operation. Therefore, we must challenge ourselves to become more cost-effective while we simultaneously become more productive.

Consequently, we are challenging ourselves to operate more efficiently behind the scenes. that is where our customers will not see or feel it. Therefore, there are no cutbacks in inventory levels, staffing levels, or marketing. In fact, we intend to add to these areas so that we can recapture our market share and grow the business properly. What we are doing, however, is looking at areas of corporate expense, where there is duplication of effort and little or no value added. We’re also reviewing areas where we can achieve superior results in a more cost-effective way.

So on a more strategic level, we are now operating as a national chain once again, taking advantage of our size and our presence. No longer are we fragmenting ourselves into competitive silos, dissipating our strength as a national chain and playing on the competitions’ turf. We are going to price accurately and competitively across the board and use our size and our national brand to reach many more customers beyond our current base of consumers and beyond just our Gold Card customers. That’s why beginning in January, we put together a national marketing strategy that will encompass, during the course of this upcoming year, broadcast, preprints, and ROT advertising, layered on top of our already strong and loyal Gold Card base.

On a longer-term basis, we must address the fact that we have been too slow to introduce new products — both our own product as well as third-party products. Again, perhaps because of the many distractions of the past, we have not maximized all of our own inherent strengths, like private-label and manufacturing. Nor have we utilized our size and our buying power effectively to be the first on the block with new third-party programs. In fact, in many cases, key resources have been reluctant to do business with us because of the countless internal obstacles that we have placed in the path to doing business together. These practices are penny wise and dollar foolish and they must cease to exist at GNC. As we go forward over the course of the next several years, much more emphasis will be placed in these areas of opportunity, which ultimately will enhance our competitiveness and our productivity.

So clearly we’ve got a lot to do. It’s not going to be easy to quickly overcome all of these issues that have affected us negatively in the past. Most of these problems didn’t occur overnight and they’re not going to be fixed overnight. However, the good news is that we also possess some fantastic strengths within the Company as well. And that’s why we all bought GNC to begin with. And those strengths have only been reinforced in my mind over the course of the last three months since I arrived here in December.

First of all, as you all know, we’ve got a great brand that instills trust, loyalty, and credibility with significant numbers of customers nationally and international. We also are a national chain with enormous reach — nine times larger than our nearest competitor. Utilizing the size and reach has not nearly been harnessed yet. One can only imagine the possibilities of this when we do.

Second, we have a fabulous infrastructure that does not need any fixing. We have very good systems, strong distribution processes, excellent manufacturing, good real estate, and a sound financial plan with a strong financial base. We intend to capitalize on these assets.

Third, even as we speak, the recreation and reinforcement of a merchandising culture is happening. We have made great operational strides since January 1st and our performance through the first two months of this year has already achieved our more realistic expectations.

Furthermore, we appointed last week Mr. Bob Homler to the new position of Chief Merchandising Officer. For the first time, all merchandise marketing and store operations will report to one individual under one roof here at GNC. This is designed to offer the customer a seamless shopping experience while allowing us to operate more efficiently and effectively.

Four, we have Mr. Joe Fortunato heading up our support areas. Joe brings over 15 years of GNC experience to the table. He knows the manufacturing, the distribution, and the systems here at the Company inside and out. Between Joe and Bob heading up our operating teams, we now have in place the correct structure along with the right people to execute our game plan.

Fifth and finally, we have a great team of talented, skilled and experienced people here in corporate and across the country in our stores. In the few short weeks that we have been together, they have taken the challenge head-on and they have accomplished a great deal in a short span of time. Given the consistent direction to recapture the lost market share of the Company, there is no doubt in my mind that we’ve got the team in place to do it and to do it effectively. Now we’d like to take your questions and I’ll ask our Marcella to come back on the line and open it up to any questions that are out there. Marcella?

     QUESTION AND ANSWER

Operator

     (Operator Instructions). Harry (ph) Giblen, C.L. King.

     Gary Giblen — C.L. King & Assoc. — Analyst

     Hi, good morning. Actually Gary Giblen. You mentioned that the first two months of ‘05 are better, so would that mean flat comps or I mean is it a lot better or just a little better?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     No, we’re not going to talk about numbers. We’re going to talk about repositioning the Company for the year, getting the culture and the structure in place, getting the advertising calendar established, getting the new procedures worked up, getting the structure and the internal organization in the right position. And through January and February, we had our expectations and we achieved them and we feel good about them and we’re satisfied with where we are today. We’re not going to report on any numbers today. Obviously, at the end of the quarter, we will look at some numbers and have the appropriate call at that time.

     Gary Giblen — C.L. King & Assoc. — Analyst

     Okay, understood. And I’m wondering, do you see the need for a substantial number of management changes, either corporate or let’s say store managers in the field or district managers —?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Gary, as I indicated in the opening remarks, we’ve got a great team of people here. The organization has done so much in such a short span of time literally in weeks to take the Company from a high gross margin, low productivity approach to a realistic gross margin, higher level of productivity approach and to put into position things that are necessary for any retailer to be successful in this highly competitive market. The fundamentals of ensuring across a broad store base thousands of stores, key item execution, signing, impactful marketing, distributions by store, rates of sale — all of those things are being looked at, reinforced, and enhanced day by day. And as each day goes by, we get better and better at it.

The beauty of the organization is the wealth of talent and skill that we have within this organization — most of the people who have been here have been here for many, many years. They know the business. They’re dedicated to it. They have a passion for it. And it’s a terrific team, both here in corporate and out in the field. And also amongst our franchise organizations who are out there who have invested their own money into the GNC brand and want to see a successful future ahead. So everyone here — so I don’t see any changes in the things that we’ve accomplished so far — we’ve done with the people who are here and who have been here for a long time. And yes, there will be an adjustment here or there. But along the way, we’ve got the core of people who are committed to getting the job done.

     Gary Giblen — C.L. King & Assoc. — Analyst

     Okay, thanks. And finally, could you give us some background on the Australian transfer? I mean did they initiate it or did you? And was it due to any issues between the companies or —?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Yes, Curt worked on it, so he’ll comment.

     Curt Larrimer — GNC Corporation — CFO

     It’s something that we do as part of our normal franchise program, transferring one franchise operation to another. This is the first time we’ve actually done a transfer of one entire country. It was a little bit of both. We were looking at it as an opportunity and we were approached, so it wasn’t exactly one way or the other.

     Gary Giblen — C.L. King & Assoc. — Analyst

     Okay, great. Thank you very much.

Operator

     Carla Casella from JPMorgan.

     Carla Casella — JPMorgan — Analyst

     Hi, I missed the total debt number for just one housekeeping item.

     Curt Larrimer — GNC Corporation — CFO

     Carla, total debt is about 510 at 12/31. But after the transaction, which happened early in January, it’s about 475.

     Carla Casella — JPMorgan — Analyst

     And your availability on the revolver?

     Curt Larrimer — GNC Corporation — CFO

     We have 100 availability on the revolver. We have collateralized $8 million of letters of credit.

     Carla Casella — JPMorgan — Analyst

     Okay. And then I know you have a very difficult comparison in Q1 with the diet category. Can you just talk about seasonality in this coming year in terms of what your timing of new product introductions or your marketing or should that be pretty evenly spread?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     As the business plays out, we come out of the first quarter, the diet numbers become more consistent with the historical patterns of the Company and the bubble of that product becomes less of an issue. The normal course of product introduction is planned out for the year and a more normalized outlay of business by category and classification should be realized as the year progresses. But you’re right, the first quarter is perhaps the most difficult on a this-year, last-year basis.

But as I indicated in the opening remarks, the issues regarding the Company go beyond just buy it and short-term numbers of low-carb and its impact on the business in ‘04. There are many more issues inside the Company that need to be addressed, which we are addressing. And that’s why I keep referring back to the fact that the entire year of ‘05 will be a rebuilding and a repositioning year. For us, for those of us who are here who deal with it every day, we view that with a great deal of optimism because to us, it represents opportunity. Beyond diet and beyond all of the other things that we know are inherent in the business. So I hope that helps, Carla.

     Carla Casella — JPMorgan — Analyst

     That’s very helpful. Thank you.

Operator

     Vincent Larra (ph) from (technical difficulty) Business.

     Vincent Larra Analyst

     Good morning. Mr. DiNicola, how long do you see yourself staying in the job since you consider this year a rebuilding year?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     How long do I see myself staying at GNC?

     Vincent Larra Analyst

     No, as the Interim CEO.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Well, I will stay as the Interim CEO until I’m comfortable that the structure and the organization is in place and the business is stabilized and things are on track and that we found the CEO for the future who can lead the Company. In the meantime, I’m going to be the Executive Chairman of the Company for the foreseeable future and will continue to operate as the Executive Chairman.

     Vincent Larra Analyst

     Is there a search active now for a more permanent person to take that job or —?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Yes, there’s been a search, and we have both internal and external candidates who we take the opportunity to evaluate and take a look at. And in the meantime, while that’s going on, we continue to do the things that are necessary to rebuild the business and reposition it for the future.

     Vincent Larra Analyst

     Is one of those things making sure that the franchisees buy just from GNC and not from the third parties such as NBTY or some other —?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     No, the objective isn’t to make people buy just from anybody. The objective is for the franchisees to be a strong component of the overall brand presence that we have. And we have GNC products and we know they fit nicely into the assortment mix. And just as GNC corporate buys certain product level, franchisees are entitled to buy a certain product level that enhances all of the assortments across the board.

And so one of the interesting things that’s occurred that’s implied in your question is that the franchisees as we know have had somewhat of a — it’s been somewhat of a challenge in the past with the franchisee structure and GNC’s corporate structure. I think January 1st, that situation has improved. As we go forward, I see it improving even more. Because we’re doing things on a national level that enhances the GNC brand on a grand scale, like having a national pricing structure, a national marketing campaign that ties everybody together under the GNC umbrella. And, therefore, it only behooves everyone to have a consistency of approach across the board. And as we improve our assortments and programs for both the corporate stores and the franchise stores, the customers should enjoy the benefit of going into a seamless operation long-term.

     Vincent Larra Analyst

     How have you tried to affect that with the franchisees? Is it reaching out to them and saying look, it works better for all of us if it looks seamless? How do you go about that since you have so many franchisees?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Well, that’s a multi-tiered approach and it’s not any one thing. It’s a combination of lots of things. And part of the issue is to have a consistent plan and a consistent message and a consistent pricing structure and a marketing campaign and a communication level with the franchisees that allows them to effectively communicate their needs, desires, concerns to the corporate office so that they can be addressed and so that we can position everything so that everyone shares in the benefit of having a great brand like GNC that’s 9 times the nearest competitor to us, and will allow them to grow their businesses both short and long-term. So it’s a whole combination of things. And not all of them are perfect and they are not all fixed today and they’re not going to be. It’s a constant challenge to keep everything moving positively in the right direction. So even though progress has been made and certainly more will be made, there will always be more things to do.

     Vincent Larra Analyst

     Thank you, sir.

Operator

     Matthew Arnaz (ph), Goldman Sachs.

     Matthew Arnaz — Goldman Sachs — Analyst

     Good morning. Just a couple questions. As I look at the business and as you look at the business, more importantly, can you tell me how you view stabilization and what stabilization metrics you are using, not necessarily where you are along that path, but what are you using to say that yes, the business is stabilized and it is righted going forward?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Well I don’t know if there’s a science to it. I guess it’s a combination of art and science. But there are statistical measurements that indicate whether progress is being made. Matthew, you know them as well as I do. You can compare this year to last year; you can look at productivity per store; you can look at rates of sale; you can look at assortment levels; you can look at distribution processes; you can look at cost of doing business. There are a whole array of statistical approaches. And that’s one side of the issue. The other side of the issue is things that we just talked about on the previous question, which are our franchisee relationships, vendor relationships, internal, interpersonal interaction; is the team working together? How are we doing with our real estate developers? All of those things also enter into the more subjective side of the equation as far as our being (ph) on a stable basis.

And as we all know, in a business of this size, with so many different variables involved, there are always things that are going to be needed — things that will need to be worked on, improved upon, challenged. So even though the business will never ever be perfectly stabilized. But one has to put it into the right context of moving in the right direction, improvements being made all the time and showing progress on the top line, the bottom line, the productivity per stores, and the feedback and the interaction that we have with all of the people who we are partners with out there. They’re our partners. And they need to feel that they are partners in our business; we need to be partners with them, they with us. And when you get that sense that there’s a good working relationship across the board and it’s productive, then you get a feeling of stability.

     Matthew Arnaz — Goldman Sachs — Analyst

     When you had introduced the program, right sizing, we’ll call it, of the gross margins and also investing in additional marketing, you’d mentioned that you were going to pay for those investments through cost savings, productivity enhancements, the rest of the business. Are you on track with that or are you investing in front of the savings? Can you give some guidance there?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Yes, we’re doing both. We’ve invested in — actually we’ve held the line on expenses internally. We haven’t — we’ve challenged ourselves to be more cost-effective. We’ve looked at how we do certain things internally. Curt may wish to comment a little bit on this in a moment or two, because he has been spearheading that element of it.

And while that’s been going on, we have been doing things on the price side of the business in terms of positioning our key items, key classifications, depth of ownership, the top 100, focusing our marketing so that it’s more properly positioned to do volume, becoming more competitive, a little less institutional, a little more on the promotional side. Those kinds of things have been working simultaneously beginning January 1st. Now remember, a lot of this started in early to mid-December. So there wasn’t a lot of time there to affect necessarily all of the things in the months of January, February or March. Because a lot of things that were put — that were already in the works were 10 and 12 weeks out before that time frame. So you will see more changes as we get beyond the first quarter, more improvements, more things that the customer will see. And I think you’re seeing some of them already — improved signing in the stores, more impactful, faster pace, important programs being highlighted more effectively, more depth of ownership so we’re not running out of things. But as we go beyond the first quarter, the pace will pick up for us at GNC, and things will happen even more quickly and more effectively. So you’ve seen some things but not everything.

     Matthew Arnaz — Goldman Sachs — Analyst

     Right. And can you say — it looked like you repurchased some franchise stores during the quarter. Can you say why you repurchased those stores and what your plan is to do with them?

     Curt Larrimer — GNC Corporation — CFO

     Matt, we go through a process where, in certain situations, unfortunate as it may be, certain franchises don’t meet the requirements either operationally or financially that we’ve set up as part of our agreement with them. And we don’t actually repurchase them. Often, the franchisees are defaulted and we take those stores back.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Do you want to comment on the expenses?

     Curt Larrimer — GNC Corporation — CFO

     I don’t know if that answered that question, Matthew.

     Matthew Arnaz — Goldman Sachs — Analyst

     I mean it looks like there were 10 stores that (multiple speakers)

     Curt Larrimer — GNC Corporation — CFO

     Yes, and that is an ongoing thing. We have — we used to call them take-backs. I really don’t particularly care for that terminology. I use reacquired. But we don’t actually pay for the stores, other than the actual cost of receivables that are still outstanding when the franchisee defaults.

     Matthew Arnaz — Goldman Sachs — Analyst

     Okay. And my last question is how many stores are not four-wall — of your domestic store base, are not four-wall profitable?

     Curt Larrimer — GNC Corporation — CFO

     Well, that’s not something we usually get into, Matthew, in detail. But that changes dramatically from quarter to quarter. When you look at it at the end of the fourth quarter when you’ve gone through a quarter of negative 9.7 comps, you may have a few more that would fall into that situation. But if you’re looking at a rolling 12 months, once we get through a profitable quarter like our first and second, it has a big effect on it. But we always have probably between 4 and 6 percent that have issue somewhere with four-wall profitability.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     It doesn’t necessarily mean that they’re unfixable either. It could be a management issue. It could be a marketing issue. It doesn’t necessarily that they’re unfixable for the future. That’s why we have a real estate committee meeting once every two weeks here to review the store process and the productivity and determine whether or not it is a fixable issue or one that we have to do something else with.

     Matthew Arnaz — Goldman Sachs — Analyst

     Great. Thank you very much.

Operator

     Susan Jansen with Lehman Brothers.

     Susan Jansen — Lehman Brothers — Analyst

     Good morning Bob, Dave, and Curt. And thanks for having this call. Bob, I’d like to go back to something you said before which was your performance basically has achieved your expectations in the first — I guess couple of months of the new year. Can I presume that that is on a revenue or sales basis? Are you meeting your running expectations there?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Susan, far from it. I need to tell you what to presume. I think that my comment encompasses lots of things — the performance of the organization and its ability to take a direction and run with it. I think it encompasses our performance statistically. And I think it also encompasses our ability to ask our partners to come visit with us and spend time with us and talk to them about our approach and ask them what concerns they have and how we can make things better. It also encompasses some of the things Curt has been working on as far as operating more efficiently behind the scenes with our support structure. And it also is an indication of the level of talent and skill that I have seen here at the Company in every part of our organization, be it the support side of the business or the operational side of the business, be it in the brands, management, the stores, or the marketing team. All of those things indicate and reinforce to me the reason why we became involved with GNC, which is that it’s a great brand with great presence and a very bright future. So that’s what I — that’s my take on my opening remarks. But you can interpret them how you will.

     Susan Jansen — Lehman Brothers — Analyst

     Okay. And I was hopeful for more.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     You always are.

     Susan Jansen — Lehman Brothers — Analyst

     Yes, I know. Let me ask you about the advertising impact. You rolled out television advertising and I’ve seen it a lot, so I guess I fall into your target audience. Is that having the impact you thought it would have?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Sure. I think that the TV (technical difficulty) was put together very quickly. And as you know, when you do broadcast in order to get the most impressive positioning of the broadcast, it’s really necessary to buy the broadcast much farther in advance than we were able to in the short time that we had. But in spite of that, I think that the broadcast program positioned us extremely well, got the message across. Did two things for us — let the world know that we had great products with very good value; and at the same time, it enhanced our brand.

And I guess there was a third element to that because it also reinforced our positioning as a national chain — one of few national chains that have the presence and the ability to use broadcast on a grand scale. And so I would classify our first foray into broadcast these past two months as just the beginning of what will eventually become a major part of a three-legged stool of broadcast, preprint, and ROP (ph) that will continually reinforce product selling and the brand so that we can help — so that it will recapture a market share and position us as the leader in the industry.

     Susan Jansen — Lehman Brothers — Analyst

     So have you changed your plans at all this year in terms of just reallocating your advertising or marketing budget towards those three areas? Or are you stepping it up at all over the back half of this year?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Well, as we said, I believe in early January when we were out there with you, we had already repositioned the marketing dollars so that we would have a more balanced allocation of broadcast ROP preprint and direct mail.

Now the direct mail portion of it, as you all know, is almost exclusively devoted to our Gold Cards customer and the direct mailings surrounding that. That has remained basically intact because two reasons — A, it’s a significant part of our business; and B, it’s our most loyal and dedicated consumer and we want to continue with that. And at the same time, we want to layer on an entire level of new consumers to come to GNC, which has been somewhat of a void in the past. And that’s the part of the business that the broadcast, the preprints and the ROP is directed towards. And so we freed up — we kept the marketing budget basically the same for ‘05, but we freed up many dollars in that marketing budget aside from the Gold Card in order to reposition it behind broadcast and ROP. So there’s been a reallocation from within. And that was directed in late December and we told you about it in early January. And that’s what you were able to see broadcast on TV. And as we go forward, you’ll see broadcast not only on the stations you were watching, but you’ll also start to see it on network as well.

     Susan Jansen — Lehman Brothers — Analyst

     Okay. My last question and I’ll let somebody else get a few in is the focus on the key items — the sort of top 100 strategy — is that working the way you’ve planned it to? Are you happy with that strategy so far? And I know it’s very early to say. But you still believe that’s the right strategy?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Of course. That’s the right strategy for almost any business that I can think of. The hundred key items represent between 40 and 50 percent of the business. They certainly represented that in the months of January and February. And of course when you have as many SKUs as we have in a store — 2,000 or so — it’s very difficult when you’re in a tumult (ph) to come in and start to get your arms around something of that magnitude. But it’s relatively easy to get the organization to focus on a few things that make a big difference.

And 100 key items is a very effective way to get that done and begin to get momentum swinging in a more positive direction. And so the 100 key items, as I said earlier and I hate to be redundant, represent almost 50 percent of the business. They are the things that are most wanted. They should be the things most easily seen and found in the stores. They are the things that you would find in the marketing efforts. Now remember January, February, March pretty much in a direct mail sense, the boat had already sailed on that, so we didn’t see a lot of the key items in the print portions of our advertising in the first two months because those things had been produced already going back to late September, October and early November. So we haven’t even effectively put those key items into print yet. You saw some of them on TV because we could do the TV.

But as we go forward, obviously, many of those key items will start to appear both in broadcast and in print. But in spite of that, the return on investment shall we say on key items across the board has been helpful, productive, the right thing to do, the stores have embraced it, most important of all, the customers love it because they can go to the store and find what they need and find what they want and buy it at the right price too. You’d (ph) mentioned that they’re priced competitively. And that’s a key ingredient, that’s a key component, so that we are priced competitively on these top 100 items. And of course that goes a long way to eliminating the perception that’s been allowed to develop that we are overpriced and undervalued.

     Susan Jansen — Lehman Brothers — Analyst

     Great. Thank you very much.

Operator

     Shelley Hambrecht (ph) from C.L. King.

     Shelly Hambrecht — C.L. King & Assoc. — Analyst

     Actually, speaking of pricing, I’m wondering if you can tell me in order to bring your pricing in line, about how much of the blended price reduction will you be implementing?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     How much of a blended price reduction, Shelly? Is that the question?

     Shelly Hambrecht — C.L. King & Assoc. — Analyst

     Right.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     I don’t know, that varies across the board by item, by category. It’s hard to put an exact number on that. But just to take a step back for a minute, Shelly, you’ll recall that GNC pretty much had an approach to competitive positioning by establishing Gold Card in the first week of the month, whereby folks who had a Gold Card could come in and buy items at a 20 percent discount. And then after that, the next three weeks of the month, unless you had a Gold Card, and even if you did have a Gold Card, it was difficult to buy products at a competitive price.

So we’ve essentially done is said look, we’re going to price our products competitively all month long, all quarter long and all year long at the right price, at the right competitive price. And let the market dictate that. And if you happen to have a Gold Card, guess what, you can come in and get an even better value by using your Gold Card during that first week.

And in order to accomplish that, we challenged ourselves to look at our expense structure and to do things more efficiently, more effectively. And at the same time, we have worked more closely with our suppliers to help us ascertain the right mix so that we can properly price our key programs, and at the same time, make a profitable mix for both ourselves and our suppliers. And as we go forward, those things will continue to improve as this year goes by and the future years. As far as what that means statistically, it’s hard to say. But if you look at Gold Card, you save 20 percent — is it in that range? Yes, probably it’s in that range — somewhere along those lines. But you have to go item by item, which would be difficult to do on the phone.

     Shelly Hambrecht — C.L. King & Assoc. — Analyst

     Okay. And my next question would just be what were your fourth-quarter comps if you exclude diet — or I mean roughly — do you have any sense there?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     What were the fourth-quarter comps without diet?

     Shelly Hambrecht — C.L. King & Assoc. — Analyst

     Yes, if you excluded the effects of diet and low-carb — roughly what would they have been?

     Curt Larrimer — GNC Corporation — CFO

     Shelly, we don’t make a habit of excluding anything because it’s all part of our business. So we don’t even bother calculating that. But the diet was a significant percentage of our shortfall in total sales. And the fact that we have a smaller store base — it would have been significant.

     Shelly Hambrecht — C.L. King & Assoc. — Analyst

     Okay, thanks.

     Curt Larrimer — GNC Corporation — CFO

     We didn’t calculate it.

Operator

     Adam Moss from US Trust.

     Adam Moss — US Trust — Analyst

     My question has been answered. Thank you.

Operator

     Shannon Ward from AIG.

     Shannon Ward — AIG — Analyst

     Good morning. Because of the tough comps that you have in the first quarter, will it take longer to see if the changes that you’re implementing are having the desired effect? Or can you get a sense? And will we have a sense when you report your first-quarter numbers if things are working as you had planned them to be? And then following up, can you put any more numbers around what the cost savings opportunities are now you’ve had some time to evaluate them? Thank you.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Shannon, the answer to your first question is yes, we will know whether things are working or not because we have plans in place that have earmarked check-off points with regard to our productivity issues, sales issues, margin issues, expense issues, and so on and so forth, because our internal plans reflect that. So yes, we will know and we do know. That’s why we were able to mention that at the beginning of the meeting that we are satisfied with where we are after the first two months.

With regard to the expense issues, Curt, we know, has been leading the charge on the expense side of the business. Do you want to jump in?

     Curt Larrimer — GNC Corporation — CFO

     Sure. Shannon, we worked a significant amount of time during the budget process to come up with quite a bit of potential savings and actual savings that we actually included in our plan for this year. And those were quantified as part of the planned program. What we’re doing right now is taking a look at the entire business, including organizational structures, supply chain, other opportunities with our other businesses. And it’s not something that you can say we’re going to be able to quantify in a short period of time. Some of the — obviously there’s easy things that we’re doing. We’re looking at the organization and saying, does our organization internally, especially on a corporate side, make sense? When you set the focus to be increased store productivity and drive the bottom line and every department is focused on that exact same thing, what are we doing organizationally that doesn’t make sense to that goal?

So we are making those changes internally, getting everybody refocused to the goal of increased store productivity. That’s a short-term benefit and we’ll recognize those fairly quickly. On the longer side, though — and Bob had mentioned now that we’re a national chain and we have national pricing. Historically, we would do localized pricing where you would have a particular store in a market that would have one set of prices because of competition pressures or whatever, and another store could be five miles away and have a completely different pricing structure within the store.

In order to handle that through a supply chain was very difficult. We would actually have to — as we picked each individual unit that we’re shipping to stores, for instance, we would individually price those units based on what particular store it was or what competition market it is and so forth. So the opportunities within the supply chain, now being a national chain, nationally priced and doing things consistently across the United States, opens up a huge opportunity for us in our supply chain. Looking at delivery cycles, looking at pricing at the shelf level versus on individual units, how we pick our products, how we deliver our products. And we’re working through this process, but it’s not something that you can quantify easily. And we’ll piecemeal it, so as we come up with a good idea, we’ll execute it and then we’ll move onto the next. But we have quite a long list of opportunities and when everyone is focused on it, it’s not surprising that we’ve come up with as many ideas as we have.

     Shannon Ward — AIG — Analyst

     Thanks. And do those show up in the cost of goods sold line item? Are we talking about more SG&A issue?

     Curt Larrimer — GNC Corporation — CFO

     They’ll be both. Some of the supply chain issues will obviously show up in our margin numbers. The organizational changes and more cost savings will show up more in SG&A.

     Shannon Ward — AIG — Analyst

     Thank you very much.

Operator

     Marcella, are there any more questions?

Operator

     Sire, we have one follow-up, and that is all for questions. Gary Giblen from C.L. King.

     Gary Giblen — C.L. King & Assoc. — Analyst

     Thank you very much. Might your new approach include a lightened emphasis on private-label? That’s been a key feature of the GNC strategy, so I wonder if that —

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Gary, is that — did you say light? Gary?

     Gary Giblen — C.L. King & Assoc. — Analyst

     Lesser emphasis, I should say.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Is it Gary?

     Gary Giblen — C.L. King & Assoc. — Analyst

     Gary, yes.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Gary, did you say lightened?

     Gary Giblen — C.L. King & Assoc. — Analyst

     Yes, I meant to say (technical difficulty) you do a lessened emphasis on private-label?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     No, I don’t think it’s an issue of lightened emphasis or a different level of emphasis. I think that we have to look at our business and allow the marketplace to tell us what’s the appropriate level of private-label. And where it makes sense to do it ourselves, through our own brand, we should do it. And if it doesn’t make sense and it’s better to do it through our third-party suppliers, we should do it with them. And there are certain categories that are very fast-moving that require sleek (ph) afootness (ph) to move where that would inhibit private-label execution. And we should be doing it with third party more so than spend the time and the energy and resources to develop our own program. On the other hand, there are more long-term stable businesses that we’ve done for a long time extremely well that our customers love and that our stores are proud of and our people come, they’ve worked very hard on them. Those kinds of things, we should continue to do them and do more of them. But each category and each item needs to be evaluated. And we have to determine what is the best way to do it for the customer, not for the brand, not for the margin, not for the —

     Gary Giblen — C.L. King & Assoc. — Analyst

     For the South Carolina plan.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Yes, for — things should be done for the right reason, and the customer gives us the reason why we should do it. Everything should be focused that way. And my guess is, it’s not going to change that much. We’re going to continue to have great products on the private-label side of the business that have long been established, and that the customers like and will continue to buy.

But at the same time, we have to step up our ability to work in a true partnership way with our third-party suppliers because they are out there. They do it 24 hours a day. They know what’s happening. They’ve got their people in place and we should work with them constructively and profitably together to build our business. And that’s what we need to get that right mix and that right balance. So there is no predetermined direction as to well we have to do X amount of business in private-label and then we have this much left over to put somewhere else. We can’t do it that way. It never works. I’d rather let the customers determine what the best way to have our mix evolve.

     Gary Giblen — C.L. King & Assoc. — Analyst

     Okay, well that begs the question, are you going to do some new customer research initiative to build up the customer data, or —?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Well, I guess eventually. Yes, we have a lot of — oh we have a lot of data. We have tons of data to go through. We have so much data and we can do that. We do do that. We have the people in place to do that and they do a very good job at it. Right now, however, what we’re focusing on is getting back to retailing fundamentals that we’ve kind of lost in the past due to the number of disruptions and distractions that we’ve had.

And so this year, primarily will be to get back to base one and focus on those retailing fundamentals that we all know are important. Once that becomes established, then we will be able to ascertain more effectively how all of these other parts fit in.

But to tell you that we’re going to launch some sort of big research program this year to determine all of that, that’s not what I’m saying. You know, first things first — let’s get the basics in place; get our productivity up; get out of this low-carb bubble that we’re all in quite frankly; and get the business on a more normalized basis; work with our vendor structure; work with our franchisees; work within our own corporate stores and our own corporate infrastructure here; and get the basics in place. And then we can build from there. But it will all form a pretty picture as we go forward.

     Gary Giblen — C.L. King & Assoc. — Analyst

     Okay. And just this last little question — is there a time that you’re targeting to provide a more comprehensive new strategy look to the street? Are you going to do an investor meeting or have a detailed conference call with specifics or is that just work in progress?

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     Well, for right now, we’re focusing on the business, and I think that’s the most appropriate thing. We will schedule and there may already be scheduled an orderly report to the external world about the progress that we’re making during the course of the year. It may be appropriate as we go forward to have a more comprehensive and intense meeting than that. But I think it’s the most effective use of our time right now is to delve into the issues that we’ve been discussing this morning, both on the operating side of the business and the support side of the business and the relationship side of our business to make sure that those three things are all working nicely and productively and in the right direction. And then we’ll let everybody know accurately and in a timely way how things are progressing. And if it’s called for to have something larger than that, we’ll certainly take it under advisement and let you know about it.

     Gary Giblen — C.L. King & Assoc. — Analyst

     Yes, okay. Thank you very much. I appreciate it.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     So Marcella, what’s up next?

Operator

     Actually, we have no questions at this time.

     Robert DiNicola — GNC Corporation — Chairman & Interim CEO

     That’s a first. Okay. Well then if there are no more questions, then I just want to thank everyone for joining us today. We appreciate all of your support and your suggestions and your questions. And your questions are important because they do simulate additional thought and afterward we’re done, we always go back and look at things and sometimes we look at them a little differently thanks to you. So we want to thank you for your questions and your support. And on behalf of everyone at GNC, I’ll stay in touch. We hope to see you soon. And don’t forget, this is Gold Card week. Thank you.

     Operator

     Thank you. Ladies and gentlemen, this concludes the GNC 2004 year-end investor conference. You may all disconnect and thank you for participating.

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